Exhibit 5.1

[Kirkland & Ellis LLP]

April 15, 2011

Tutor Perini Corporation

15901 Olden Street

Sylmar, California  91342

Re:                               Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for Tutor Perini Corporation, a Massachusetts corporation (the “Issuer”) and each of the entities listed on Exhibit A hereto (the “Guarantors” and each a “Guarantor” and, together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $300,000,000 in aggregate principal amount of the Issuer’s 7 5/8% Senior Subordinated Notes due 2018 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”  The Exchange Notes are to be issued pursuant to the Indenture dated as of October 20, 2010, and as otherwise amended, supplemented or modified prior to the date hereof (the “Indenture”), by and among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”).  The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 7 5/8% Senior Subordinated Notes due 2018 issued on October 20, 2010 (the “Old Notes”), of which $300,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Indenture, (ii) the Registration Statement, (iii) the Registration Rights Agreement, dated as of October 20, 2010, by and among the Issuer, the Guarantors and Deutsche Bank Securities Inc., BMO Capital Markets Corp., Comerica Securities, Inc., Santander Investment Securities Inc., Mitsubishi UFJ Securities (USA), Inc. and U.S. Bancorp Investments, Inc., as initial purchasers of the Old Notes and (iv) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) the Exchange Notes and the Guarantees have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto (assuming the due authorization and execution of the Exchange Notes and the Guarantees by the Issuer and the Guarantors and the due delivery of the Exchange Notes and the Guarantees by the Issuer and the Guarantors to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto), the Exchange Notes will be validly issued under the Indenture and will be binding obligations of the Issuer and the Guarantees will be validly issued under the Indenture and will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuer and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/S/ KIRKLAND & ELLIS LLP

EXHIBIT A

Guarantors

Perini Building Company, Inc.

Rudolph And Sletten, Inc.

Tutor-Saliba LLC

Tutor-Saliba Corporation

Powerco Electric Corp.

Perini Environmental Services, Inc.

International Construction Management Services, Inc.

Percon Constructors, Inc.

Tutor Holdings, LLC

Tutor Pacific Construction, LLC

Tutor Micronesia Construction, LLC

Daniel J. Keating Construction Company, LLC

James A. Cummings, Inc.

G.W. Murphy Construction Company, Inc.

E.E. Black, Limited

Cherry Hill Construction, Inc.

Perini Management Services, Inc.

Perini Land And Development Company, Inc.

Paramount Development Associates, Inc.

R.E. Dailey & Co.

Desert Plumbing & Heating Co., Inc.

Black Construction Investments, Inc.

TPC Aggregates, LLC

Bow Equipment Leasing Company, Inc.

Perland Construction, Inc.